                                  LICENSE AGREEMENT

     This License Agreement ("License") is entered into as of this 11th day of December, 1997 by and between Dresdner RCM Global Investors LLC, a Delaware limited liability company ("Licensor") and RCM Capital Funds, Inc., a Maryland corporation ("Licensee").
                                      RECITALS

     WHEREAS, Licensor desires to license the mark DRESDNER RCM (the "Mark") to Licensee, and Licensee desires to receive a license of the Mark, in its name and business operations ("Business").

     WHEREAS, Licensee is registered with the Securities and Exchange Commission as an open-end management investment company.

     WHEREAS, Licensee, pursuant to a License Agreement between Licensee and Licensor ("Prior License") granted to Licensee a license to use the phrase "RCM" in its name and business operations.

     WHEREAS, Licensee now desires to use the Mark in connection with said Business.

     WHEREAS, Licensor is willing to grant such right on the terms and conditions hereinafter provided.

     WHEREAS, in connection with granting a license in the Mark pursuant to this Agreement, Licensee and Licensor desire to terminate the Prior License.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Licensor and Licensee agree as follows:

     1.   GRANT OF LICENSE.

          a. Dresdner RCM hereby grants to Licensee a non-transferable, non-exclusive, royalty-free license to use the Mark in connection with its Business.

          b. Licensor will take, at Licensor's expense, all steps necessary to maintain registration of the Mark.

          c. Licensee will provide all reasonable assistance to Licensor in maintaining registration of the Mark.

     2.   RESTRICTIONS ON USE.

          a. Licensee will use the Mark only in connection with its Business. Licensee will not use the Mark for any other purpose, and all rights to use the Mark other than for the purpose as set forth herein will remain with Licensor.

          b. Licensee acknowledges that Licensee will not acquire any proprietary interest whatsoever in the Mark by virtue of this License. Licensee's right to use the Mark is derived solely from this License and is subject to the terms, conditions, and limitations set forth herein. Any unauthorized use of the Mark by Licensee will constitute an infringement of the rights of Licensor in and to the Mark. Licensor makes no warranty that Licensee's use of the Mark will not infringe third-party rights.

          c. Licensee acknowledges further that this License does not confer any goodwill or other interests in the Mark upon Licensee, and that any goodwill associated with Licensee's use of the Mark will inure to the exclusive benefit of Licensor.

     3.   QUALITY STANDARDS.

          a. Advertising, promotional, and other related uses of the Mark by Licensee shall conform to standards set by and be under the control of Licensor and shall be in compliance with all applicable Federal, State, non-United States, and local laws, rules and regulations. Licensee shall assist Licensor to ascertain Licensee's compliance with Section 3(a) by permitting Licensor to ascertain to review from time to time that the applicable standard of quality is being satisfied by Licensee. Licensee shall supply Licensor with specimens of all uses of the Mark upon request. Licensee agrees that the ultimate determination of quality standards and compliance by Licensee with such standards is made by Licensor in its sole discretion.

          b. Licensee at all times shall use its best efforts to ensure that its actions preserve and enhance the value of the Mark. If Licensee learns of any unauthorized use of the Mark, or any confusingly similar variation thereof, by a third party, it agrees to notify Licensor promptly of such unauthorized use.

     4.   TERM; TERMINATION.

          a. The term of this License (the "Term") will commence on the date first set forth above and will continue indefinitely thereafter until terminated in accordance with the terms of this License.

          b. Any party to this agreement may terminate this License without cause or liability upon the giving of written notice to the other party.

          c. Upon termination of this License, Licensee will immediately discontinue all use of the Mark and any term confusingly similar thereto, including, but not limited to, deleting the Mark and any term confusingly similar thereto from its corporate or business name and destroying all printed materials bearing the Mark and any term confusingly similar thereto.

     5.   GENERAL.

          a. NOTICES. Any notice or other communication required under this License shall be sufficiently given if sent by facsimile, hand delivery, or certified mail, postage prepaid, and addressed to such person(s) at such addresses as shall be provided from time o time for that purpose.

          b. PRIOR LICENSE; INTEGRATED WRITING. Each of the Parties hereto agree that effective as of the date hereof, the Prior License is terminated and is no longer in force or effect. This License constitutes the whole and only existing and binding agreement among the parties on the subject matter hereof, superseding all prior understandings, whether written or oral, including, but not limited to, the Prior License. Other than the representations expressly stated as such in this License, there are no warranties, promises, or representations of any kind, express or implied, upon which any party has relied in entering into the License, or as to the future relations or dealings of the parties.

          c. AMENDMENTS. This License may be modified or amended only by a writing signed by the Party against whom modification is sought.

          d. GOVERNING LAW. This License will be governed by the laws of the State of California applicable to contracts made and wholly performed in California, other than the governing conflicts of law. Any dispute arising hereunder will be adjudicated exclusively in the courts of the State of California, with venue in San Francisco County, or in the United States District Court for the Northern District of California.

          e. SEVERABILITY. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment, or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or inequitable under all the circumstances, would constitute a failure of consideration, or would frustrate the purposes hereof.

          f. NO WAIVER. The waiver by any party hereto of any right, privilege, covenant, or condition hereunder will not operate as or indicate a continuing waiver of the same or any other right, privilege, covenant, or condition hereunder.

          g. AUTHORITY. Each individual executing this License on behalf of an entity represents and warrants that he or she is a duly authorized representative of that entity with full power and authority to bind the entity to each term and condition hereof.

          h. FURTHER ACTS. Each party hereto will cooperate and use its best efforts to take all actions necessary to effectuate all terms and conditions of this License.

          i. EXECUTION IN COUNTERPART. This License may be executed in counterparts, each of which, when executed and delivered, shall be an original, and taken together will constitute one and the same agreement.

          j. SUCCESSORS. This License shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          k. HEADINGS. Article, Section, and Subsection headings contained in this License are inserted for convenience or reference only, will not be deemed to be a part of this License for any purpose, and will not in any way define or affect the meaning, construction, or scope or any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this License to be executed by duly authorized officers and representatives as of the date first written above.


DRESDNER RCM GLOBAL INVESTORS LLC       RCM CAPITAL FUNDS, INC.



By:  /s/ William L. Price               By: /s/ Richard W. Ingram
     --------------------                  ----------------------



Attest: /s/ Robert J. Goldstein         Attest: /s/ Karen Jacoppo-Wood
       ------------------------                 ----------------------